Exhibit 99.1

Valpey-Fisher Corporation Reports First Quarter Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--May 6, 2004--Valpey-Fisher Corporation (AMEX:VPF), reported today its financial results for the first quarter ended March 28, 2004. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
    Michael J. Ferrantino, President and Chief Executive Officer said, "I am very pleased to report progress continues, results for the first quarter of 2004 are considerably better than the first quarter of 2003 and marks our 5th consecutive quarter of continuous improvement.
    Although we still experienced a loss from operations it was significantly less than any quarter in the last 2 years and gives us confidence that our program to return to profitability is working."
    Net sales for the quarter ended March 28, 2004 were $2,767,000 an increase of $1,056,000 over the amount reported in the 1st quarter of 2003. Gross profit for the current quarter was $787,000, a $702,000 increase over the 2003 quarter, and about 89% of the gross margin we reported for the entire 2003 year-end. For the current quarter, we had an operating loss of $143,000 and a net loss of $137,000 or $.03 per diluted share. This compares to an operating loss of $700,000 and a net loss of $457,000 or $.11 per diluted share in the 2003 quarter.
    New orders for the quarter were $3.2 million, an increase of $1.3 million over the 1st quarter of 2003 and the best quarter since the 1st quarter of 2001. The book-to-bill ratio for current quarter was
1.17. Our backlog at March 28, 2004 was $2.3 million, compared to $1.2 million at March 30, 2003.
    Mr. Ferrantino commented further, "The improvement in our performance comes from the addition of MF Electronics, better market conditions, aggressive marketing and selling, and improvement in our factory execution.
    Although we see improvement in our business, we are apprehensive of predicting future results. However, given the current backlog, we expect to increase our shipping level into our 2nd quarter."


Michael J. Ferrantino                          Ted Valpey, Jr.
President and Chief Executive Officer          Chairman of the Board

May 6, 2004


    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure.



Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except per share data)                 Quarter Ended
                                                    -----------------
                                                    3/28/04   3/30/03
                                                    -----------------

Net sales                                            $2,767   $1,711
Cost of sales                                         1,980    1,626
                                                    -----------------
   Gross profit                                         787       85

Selling and advertising expenses                        396      375
General and administrative expenses                     473      373
Research and development expenses                        61       37
                                                    -----------------
                                                        930      785
                                                    -----------------
   Operating  (loss)                                   (143)    (700)

Other income, net                                         6        8
                                                    -----------------
(Loss) before income taxes                             (137)    (692)
Income tax benefit                                        0      235
                                                    -----------------
Net (loss)                                            $(137)   $(457)
                                                    =================


Basic and diluted (loss) per share:                  $(0.03)  $(0.11)
                                                    =================

Basic and diluted weighted average shares             4,194    4,197


Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
                                                 (Unaudited) (Audited)
                                                   3/28/04    12/31/03
                                                  --------------------
ASSETS
   Current assets:
      Cash and cash equivalents                     $4,028    $4,209
      Receivables, net                               2,779     2,467
      Inventories, net                               1,719     1,571
      Deferred income taxes and other current
       assets                                          717       675
                                                  -------------------
        Total current assets                         9,243     8,922
                                                  -------------------
   Property, plant and equipment, at cost           10,809    10,752
    Less accumulated depreciation                    7,273     7,064
                                                  -------------------
                                                     3,536     3,688
                                                  -------------------
   Other assets                                        143       134
                                                  -------------------
                                                   $12,922   $12,744
                                                  ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                              $1,667    $1,440
   Deferred income taxes                               636       646
   Stockholders' equity                             10,619    10,658
                                                  -------------------
                                                   $12,922   $12,744
                                                  ===================


    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 ext. 600